Exhibit 99.1

Deckers Outdoor Corporation Reports Record Second Quarter Financial Results

Company Reports Second Quarter Sales Increased 33.7% to a Record of $137.1 Million

Second Quarter Diluted EPS Increased 155.6% to a Record $0.23 on a Post-Split Basis, Compared to Non-GAAP Diluted EPS of $0.09 a Year Ago on a Post-Split Basis, Which Excluded a Non-Cash Impairment on Intangible Assets

Company Raises 2010 Sales and Earnings Outlook

GOLETA, Calif.--(BUSINESS WIRE)--July 22, 2010--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced financial results for the second quarter ended June 30, 2010.

Second Quarter Highlights

  Net sales increased 33.7% to $137.1 million versus $102.5 million last year.
  Gross margin improved 450 basis points to 44.3% versus 39.8% a year ago.
  Diluted EPS increased 155.6% to $0.23 compared to non-GAAP diluted EPS of $0.09 a year ago, which excluded a pre-tax non-cash impairment of $1.0 million on intangible assets, or $0.02 per diluted share. The Company completed a three-for-one stock split, in the form of a stock dividend paid on July 2, 2010. All share and per share data in this release and accompanying tables have been adjusted to reflect the impact of such split for all periods presented.
  UGG® brand sales increased 34.6% to $100.2 million versus $74.4 million last year.
  Teva® brand sales increased 38.4% to $31.2 million compared to $22.6 million last year.
  International sales increased 54.8% to $71.8 million versus $46.4 million a year ago.
  Retail sales increased 63.1% to $10.0 million compared to $6.1 million last year; same store sales rose 19.2%.

Angel Martinez, President, Chief Executive Officer and Chairman of the Board of Directors, stated: “Our business continued to perform very well during the second quarter with sales, margins and earnings all coming in above plan. We were particularly pleased with the pace of sales for the UGG brand overseas. After a solid spring season, we began shipping the fall line to distributors and we are confident that our diversified product offering is gaining important traction in international markets. At the same time, the strong momentum Teva experienced to start the year carried forward into the second quarter, especially in our domestic wholesale channel as the brand continues to benefit from a more complete collection of open and closed toe footwear and improved shelf space. The performance of our retail stores was also very encouraging with the growing year round demand for the UGG brand driving higher sell-through rates. We are excited with exceeding our financial objectives for the first six months of the year, and as we pass the half-way mark of 2010, we are confident we can continue to drive earnings growth as our sales base increases.”

Division Summary

UGG® Brand

UGG brand net sales for the second quarter increased 34.6% to $100.2 million compared to $74.4 million for the same period last year. The sales gain was primarily attributable to an increase in global shipments of fall product versus the same period a year ago, combined with solid sales of the spring line at company owned retail stores.

Teva® Brand

Teva brand net sales increased 38.4% to $31.2 million for the second quarter compared to $22.6 million for the same period last year. The increase in sales was driven by higher reorders of the expanded spring line of open and closed toe footwear in the second quarter compared with the year ago period, as well as from the Company assuming control of direct distribution in the Benelux region.

Other Brands

Combined net sales of the Company’s other brands were $5.6 million for both the second quarter of 2010 and 2009.

eCommerce

Sales for the eCommerce business, which are included in the brand sales numbers above, were $5.2 million for the second quarter of 2010 compared to $5.3 million for the same period last year.

Retail Stores

Sales for the retail store business, which are included in the brand sales numbers above, increased 63.1% to $10.0 million for the second quarter compared to $6.1 million for the same period last year, driven by five new stores and a same store sales increase of 19.2% for those stores that were open for the full three month periods ended June 30, 2009 and 2010.

Full-Year 2010 Outlook

  Based on better than expected second quarter results combined with higher projected sales for the UGG and Teva brands, the Company is raising its full-year outlook.
  The Company now expects its full-year revenue to increase approximately 14% over 2009 levels, compared to previous guidance of approximately 13%.
  The Company now expects its full-year diluted earnings per share to increase approximately 16% over the non-GAAP diluted EPS of $2.98 in 2009, compared to previous guidance of approximately 11%. This guidance assumes a gross profit margin of approximately 49% and SG&A as a percentage of sales of approximately 26%. The non-GAAP diluted EPS of $2.98 in 2009 has been adjusted to reflect the three-for-one stock split, in the form of a stock dividend, that took effect in July 2010, and excluded pre-tax non-cash impairment charges of $1.0 million, or $0.02 per diluted share, as discussed in the related earnings release.
  Fiscal 2010 guidance includes estimates of incremental expenses and a shift in sales of approximately $8.0 million, or approximately $0.13 per diluted share, associated with the transition to wholesale sales for the Teva brand in the Benelux region and France, and incremental expenses and a shift in sales from 2010 to 2011 associated with the upcoming transitions for the UGG and Simple brands in January 2011 to wholesale sales in the United Kingdom, the Benelux region and France. Fiscal 2010 guidance also assumes an effective tax rate of 36.5% compared to 36.2% in 2009 due to the impact on international income from the aforementioned incremental expenses and shift in profit.

Third and Fourth Quarter Outlook

  The Company currently expects third quarter 2010 revenue and diluted EPS to increase approximately 15% and 4%, respectively, over 2009 levels. This guidance assumes a gross profit margin of approximately 46% and SG&A as a percentage of sales of approximately 25%.
  The Company currently expects fourth quarter 2010 revenue and diluted EPS to increase approximately 8% and 8%, respectively, over 2009 levels. This guidance assumes a gross profit margin of approximately 52% and SG&A as a percentage of sales of approximately 21%.

The Company’s conference call to review second quarter fiscal 2010 results will be broadcast live over the internet today, Thursday, July 22, 2010 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com and www.earnings.com.

Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. Teva®, Simple® Shoes, UGG® Australia, TSUBO®, and Ahnu® are registered trademarks of Deckers Outdoor Corporation.

This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this news release regarding our future financial performance are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, some of which may be beyond our control, actual operating results in the future may differ materially from the future financial performance expected at the current time. In addition, the results reported in this release may differ from actual results filed with the Securities and Exchange Commission (SEC) for the quarter ended June 30, 2010 if material events or circumstances occur between now and our SEC filing. Those risks and uncertainties include, among others: the continued decline of the global economy; the ability to realize returns on our new and existing retail stores; our ability to anticipate fashion trends; a decline in wholesaler, distributer, or direct consumer demand or inventory needs; impairment charges related to a decline in the value of our brands’ intangible assets below their carrying values; shortages or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; increased costs of manufacturing in China and actions by the Chinese government; currency fluctuations; our ability to implement our growth strategy; the success of our customers, their ability to perform and obtain credit in an adverse economic environment and the risk of losing one or more of our key customers; our ability to develop and protect our brands and intellectual property; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the risk that retailers could postpone or cancel existing orders; unpredictable events and circumstances and currency risks related to our international operations; volatile credit and equity markets; liquidity and market risks for our cash equivalents and short-term investments; the risk of losing key personnel or the interruption of key information technology systems; a delay, increase in cost, or interruption in the delivery of merchandise to our customers; the sensitivity of our sales to seasonal and weather conditions; and we could be subject to additional income tax liabilities. Certain of these risks and uncertainties, as well as others, are more fully described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which the Company filed with the SEC on March 1, 2010, and under “Risk Factors” in any subsequent filings with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance or valuation of the Company.

(Tables to follow)

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	June 30,	December 31,
Assets	2010	2009

Current assets:
Cash and cash equivalents	$333,745	315,862
Restricted cash	200	300
Short-term investments	-	26,120
Trade accounts receivable, net	81,647	76,427
Inventories	120,460	85,356
Prepaid expenses and other current assets	6,725	7,210
Deferred tax assets	9,712	9,712
Total current assets	552,489	520,987

Restricted cash	250	400
Property and equipment, at cost, net	37,367	35,442
Intangible assets, net	25,448	23,940
Deferred tax assets	16,704	16,704
Other assets	2,284	1,570

Total assets	$634,542	599,043

Liabilities and Stockholders' Equity

Current liabilities:
Trade accounts payable	$79,953	47,331
Accrued payroll	12,850	20,869
Other accrued expenses	6,023	12,985
Income taxes payable	5,844	19,685
Total current liabilities	104,670	100,870

Long-term liabilities	6,891	6,269

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	387	129
Additional paid-in capital	132,892	125,431
Retained earnings	389,530	365,304
Accumulated other comprehensive (loss) income	(563)	494
Total Deckers Outdoor Corporation stockholders' equity	522,246	491,358
Noncontrolling interest	735	546
Total equity	522,981	491,904

Total liabilities and equity	$634,542	599,043

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Six-month period ended
	June 30,		June 30,
	2010	2009	2010	2009

Net sales	$137,059	102,548	292,986	236,774
Cost of sales	76,316	61,763	154,336	137,076
Gross profit	60,743	40,785	138,650	99,698

Selling, general and administrative expenses	47,527	36,560	96,613	76,147
Impairment loss	-	1,000	-	1,000
Income from operations	13,216	3,225	42,037	22,551

Other income, net	497	1,239	562	1,837
Income before income taxes	13,713	4,464	42,599	24,388

Income tax expense	4,803	1,697	15,549	9,268

Net income	8,910	2,767	27,050	15,120
Net loss (income) attributable to the
noncontrolling interest	56	112	(189)	99

Net income attributable to Deckers Outdoor
Corporation	$8,966	2,879	26,861	15,219

Net income per share attributable to Deckers
Outdoor Corporation common stockholders:
Basic	$0.23	0.07	0.69	0.39
Diluted	$0.23	0.07	0.69	0.38

Weighted-average common shares:
Basic	38,667	39,348	38,649	39,309
Diluted	39,081	39,630	39,081	39,624

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month	Twelve-month
	period ended	period ended
	June 30, 2009	December 31, 2009
GAAP Presentation
Net income attributable to Deckers Outdoor Corporation	$2,879	116,786

Net income per share attributable to Deckers Outdoor
Corporation common stockholders:
Basic	$0.07	2.99
Diluted	$0.07	2.96

Weighted-average shares:
Basic	39,348	39,024
Diluted	39,630	39,393

Reconciliation to Non-GAAP Measures
Income before income taxes	$4,464	183,223

Add back impairment charges	1,000	1,000

Income before income taxes, excluding impairment charges	5,464	184,223

Income tax expense (1)	2,076	66,666

Net income excluding impairment charges	3,388	117,557

Net loss (income) attributable to the noncontrolling interest	112	(133)

Net income excluding impairment charges attributable to
Deckers Outdoor Corporation	$3,500	117,424

Net income per share excluding impairment charges attributable to Deckers Outdoor Corporation common stockholders:
Basic	$0.09	3.01
Diluted	$0.09	2.98

(1) The non-GAAP income tax expense assumes the same effective tax rate as the GAAP income tax expense for the periods presented.

Use of Non-GAAP Financial Measures

To supplement the actual and forecast results in accordance with U.S. generally accepted accounting principles (GAAP), for the applicable periods, the Company also used non-GAAP measures of net income and earnings per share, which are adjusted from the GAAP-based results to exclude non-cash impairment charges. This adjustment is not in accordance with or an alternative for GAAP. This adjustment is provided to enhance an overall understanding of the Company's financial performance for the applicable periods and are indicators management uses for planning and forecasting future periods.

The excluded items represent non-cash impairment charges associated with the write-down of the Company's TSUBO trademarks because management does not believe these expenses are indicative of the Company's core business. Even though such items have occurred in the past and may recur in future periods, it is driven by events that are not directly related to the Company's ongoing core business operations. These financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

CONTACT:
Deckers Outdoor Corporation
Tom George, 805-967-7611
Chief Financial Officer
or
Investor Relations:
ICR, Inc.
Brendon Frey, 203-682-8200